Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-155973, 333-165019, 333-179611, and 333-218740) on Form S-8 of Grand Canyon Education, Inc. of our report dated March 25, 2019 on our audit of the consolidated balance sheet as of December 31, 2018 of Orbis Education Services, LLC and the related consolidated statements of operations, members’ deficit, and cash flows for the year ended December 31, 2018 included in this Current Report on Form 8-K/A of Grand Canyon Education, Inc., filed with the Securities and Exchange Commission.

/s/ BKD, LLP

Indianapolis, Indiana
April 2, 2019